UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 20, 2016
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 3, 4, 5, 8, 11, 12, 14, 15, 18, 19, 20, 21, 22, 23, 24, 25, 29, 30, 32, 33, 35, 36, 37, 38, 39 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers and service providers.

SELECTED INQUIRIES RECEIVED THROUGH MAY 6, 2016

1.Cash generation due to a decrease in accounts receivable was more than $100mm in the first quarter, marking the fourth consecutive quarter of positive cash generation due to a decrease in receivables. The last time we observed a similar pattern was in 2008‐09. Does this reflect a tightening of short term credit extension to customers? Can management help us understand the dynamics at play and what, if anything, this implies for the business outlook?

We have not changed our short-term credit policies to our customers. As we note in our most recent 10-K, our cash flow fluctuates as a result of seasonality. Historically, the first quarter shows an excess of customer collections over customer billings, resulting in positive cash flow. Over the last three consecutive quarters gross revenues have declined, which resulted in lower accounts receivable and generated positive cash flow as we collected our invoices timely. It is important to remember that the first two quarters of 2015 included the impact of the U.S. West Coast port slowdown, which resulted in increased gross revenue and accounts receivable. During the second half of 2015 and the first quarter of 2016, we lowered average sell rates to customers as a result of competitive market conditions and lower available buy rates.

2.How are airfreight and ocean volumes trending thus far in 2Q, and how would you characterize underlying trade patterns between Asia, the U.S. and Europe relative to the first quarter?

We do not comment on current-quarter activity.

3.With prominent container rate indices such as the CCFI [China Containerized Freight Index] near historic lows and significant capacity on order, ocean freight pricing may not recover for some time. Are these low rates driving incremental demand for your services and if so, what are these potential customers’ rate expectations?

We do not believe that companies decide to ship products based on rates but on whether or not they have products to ship. There are no “these” potential customers. That said, it’s fair to add that most customers know that the current ocean rates are not sustainable over the long-term, and there are signs that some carriers are starting to pull capacity out of certain markets. We do not believe that lower ocean rates are driving incremental demand.

4.Air segment net revenue margins were up 320bps Y/Y in 1Q16 and have expanded significantly on a Y/Y basis for 6 straight quarters. Roughly how much of this quarter’s expansion was driven directly by falling fuel prices, and how much was driven by the spread between underlying buy and sell rates (ex-fuel)?

We have noted in past 8-K filings that both gross revenues and direct transportation costs contain elements of “pass through” costs. Carrier adjustments of the fuel surcharge based on the rise and fall of fuel costs create increases and decreases in our gross revenues that can be disproportionate to the actual increase or decrease in our underlying activity, distorting the meaning of growth rates. But the bigger issue is not fuel but supply vs. demand and the impact on spot rates. It’s difficult to isolate fuel because the fuel surcharge varies by carrier and the formula for how each one incorporates it into their pricing is unique to each carrier. We look at the all-in price, and supply/

demand is the leading factor in the spread between buy and sell rates. We are focused on being competitive with pricing and taking advantage of favorable buying opportunities available in the market.

5.How has that spread between air cargo buy and sell rates (ex-fuel) trended over the last few quarters, and where does it sit in early 2Q?

We don’t comment on the current-quarter conditions, but we can point out that both air buy and sell rates have generally trended downwards over the last five quarters, albeit at a different pace each quarter. Our pricing strategies have been very effective and our people have been adept at taking advantage of favorable spot market buying opportunities to generate improved yields from the decline in rates.

6.How much of your book of business is truly committed from both a price and capacity standpoint today, and how has that contractual vs. transactional mix shifted over the last few quarters? Is this different between air and ocean?

If referring to the sell side, meaning the capacity that we sell to our customers, the vast majority of our business is transactional. If referring to the buy side, meaning the capacity we purchase from carriers, we do not disclose that data because we consider our procurement process part of our competitive differentiation. In past responses to this question we have noted that we don’t track our revenues and costs by whether they are “spot” or “contractual/fixed.”

7.What’s the underlying volume growth rate for the contractual side of the business vs. the transactional side, and how has that changed over the last few quarters? Is this different between air and ocean?

See our answer to question 6 above. The vast majority of our business is transactional and there is very little difference between air and ocean in that regard. On the buy side, we do make commitments but will not disclose details because we consider our procurement process part of our competitive differentiation.

8.Does today’s more challenging and volatile freight environment change your near-term view on investing in headcount to grow the business in any particular product or region?

No. We generally take a long-term view to hiring for the growth of our business and investing in people to spur that growth and provide outstanding customer service.

9.Can you please clarify why the overall Expeditors year-over-year headcount has increased for the last three quarters by 6%, 5%, and 4% while volumes deteriorated at a faster rate with airfreight +3%, -1% and -9%, and ocean freight flat, -2% and -3%?

While we are aware of and do focus on economic conditions, we manage for growth over the long-term, not based on quarter-to-quarter fluctuations in business. Our focus has been not only to execute against current market conditions, but also to develop and right-size our organization to capitalize on the particular areas of growth that we outlined in our strategic initiatives. Over time, we’ve been very successful at growing our business deliberately and organically by investing in our people, processes and technology. Also, it’s important to remember that a significant portion of compensation is variable due to our commission and bonus structure, which incentivizes those with hiring authority to keep overall payroll costs aligned with operating income.

10.Net revenues growth in North America for the last three quarters were +8%, +4% and flat compared to headcount growth of +8%, +7% and +5%. One would think that the incentive compensation system would self-regulate the change in headcount a little closer to the change in underlying volumes.

We do think our compensation program is an excellent regulator of costs. It’s self-regulating on costs by design. At the same time, our districts are incentivized to invest in areas of opportunity. The only way the districts can meaningfully increase their compensation is by growing their business.

11.In your last update you talked about how you were taking inventory of how SOLAS would impact your customers around the world. Can you talk about what you found in that process? And how prepared do you think shippers, ports and other interested parties are for July 1st? Do you expect any supply chain disruptions at this point?

Our current response would be similar to what we said about SOLAS in our March 15, 2016 Q&A 8-K filing. We certainly understand the two methods that are being proposed and we are taking inventory to determine how each country plans to implement the Safety of Life at Sea (SOLAS) amendment. So far 15 of 171 participating nations have published draft or final implementation guidelines, but the logistics in each country and, for that matter, in each origin city may be unique. Shippers will also differ in their ability to certify weights, either by their own scales, or by having to outsource that service. In either case, we will be ready to support them. In addition, we are currently working on local processes and systems capabilities to support shippers, as well as the local infrastructure requirements and/or capabilities around the two proposed methods. We have a strategy and a timetable in place to help prepare our customers for implementation. However, we still cannot predict the impact all of this might have prior to and potentially even after July 1st until there is further clarity on each country’s implementation process and specific requirements.

12.EXPD has had an excellent run of net and operating margin expansion, but we’re concerned those figures may trend the other way this year. Do you think your margins have peaked in this business cycle?

We have had an excellent run as a result of the outstanding work of our entire organization. Because of their talents, we have been able to push operating margins higher to near-record levels. Some of that margin expansion was a result of the West Coast port slowdowns last year. That experience, however, was just one of many that tells us we can continue to find ways to improve performance, serve our customers even better, and gain additional share in a very large and highly fragmented marketplace. We suspect that we are likely to see continued volatility in rates and tonnage, as one might define the current “business cycle.” Such business cycles need to be managed, and we believe that our people are managing very well during this period of global economic volatility. We understand that we need to earn our customers’ business over and over again, as they regularly solicit bids from competitors in order to improve service, pricing and contractual terms.

13.Are you seeing any signals that the cost to secure air freight capacity is rising or not falling as quickly as it did during 1Q16? Same question on ocean freight. It seems as though the Asia-Europe trade has experienced a spike in pricing.

While we don’t comment on current-quarter conditions, in our May 3, 2016 press release we noted that we continued to benefit from available ocean and air carrier capacity and favorable market buying opportunities in the first quarter of 2016, and that we expect rate volatility to continue in the second quarter and the rest of 2016.

14.Can you talk about the progress you’re making on improving the business in Europe and the Europe-related trade lanes. It seems like operating profit and margins are still under pressure.

We are investing in Europe and have added headcount there, as you saw in our recent Q1 earnings press release. Despite the general economic sluggishness in Europe in recent years, we are bullish on Europe over the long-term. The region is large and economically diverse, with huge intra- and inter-regional trading opportunities. Two years ago, we reorganized the company geographically as part of the reorganization, including splitting Europe off into its own region, and giving it additional resources and attention. Expeditors today does not have as large a presence in Europe as we do in North America or Asia. We believe that over time, however, Europe can become just as meaningful a market to us and that net revenue and profit per employee could be near U.S. levels.

15.Why was headcount down over 6% from December in the South Asia region? We would have expected to see steady employee growth given what’s been consistently high EBIT growth rates there.

Headcount in our South Asia region did not decrease but increased slightly from 1,323 at December 31, 2015 to 1,327 at the end of Q1 2016. We adjust our headcount at the branch level to meet the expected level of business, both for sales and for support, and to invest in our future growth. If you look at headcount over time, it aligns with the additional business that we have gained and with the additional investments we have made. It’s very important that whenever we add headcount, those additional people add value for the organization. We are relentlessly focused on doing less of what doesn’t drive value and doing more of those things that do drive value and growth.

16.The fall in your implied gross revenue per kilo for 1Q16 was nowhere near as bad as air freight pricing in the quarter, according to indices like Drewry. To what do you attribute that?

We would not care to comment on third party pricing indices or implied gross revenue per kilo, neither of which account for the wide range of service fees that may be associated with any individual shipment. We believe that neither is an appropriate or accurate metric for measuring our performance.

17.What percentage of the air freight capacity that you secure is done on a spot basis vs. a contracted basis with the airline?

As already stated above under questions 6 and 7, we consider our procurement process part of our competitive differentiation and so we won’t comment on this.

18.Now that we are on the cusp of its opening, have your views changed since the investor day on the impact that the Panama Canal expansion will have on whether freight shifts towards the USEC or USGC at the expense of the USWC?

It’s still too early to know what the impact might be. As we noted in our March 15, 2016 Q&A 8-K filing, we have yet to notice any major changes in shipping plans or patterns from our customers. We had heard customers tell us that they planned to shift cargo to the East Coast because of the West Coast port issues earlier in 2015. At the time, we believed that any shift to the East Coast ports would be temporary and, for most of our customers, this seems to have been the case and we have seen a return to normal shipping patterns. However, most of the U.S. population lives east of the Mississippi and we generally believe that moving cargo as close as possible to the end customer is a good strategy. It makes sense to us that over time more cargo will be routed to take advantage of the Panama Canal expansion, and the larger ships being deployed to make use of it. We believe that is still the case but have not, as of yet, seen any major shifts in port utilization. We will also point out that the ports on the West Coast have an awful lot invested in their infrastructure.

19.In the earnings press release, you mentioned that customers are looking to take advantage of current oversupply conditions by trying to secure lower rates. If there is a meaningful appreciation in ocean and air rates at some point in the future, how much of a time lag would there be on customer pricing arrangements before they would be reset higher?

As we’ve experienced, there is a lag between when carriers institute pricing changes and our ability to implement those changes. However, there is no single answer to this because the relationship between supply/demand and rates is complex and each commitment depends on the individual customer, the shipper, the destination, and the lanes, among other variables.

20.Given the volume declines witnessed during the last two quarters, do you expect to scale back headcount additions?

We don’t view our headcount as dispensable. We invest in our employees, and their experience and tenure with our company and our business is not easily replaced. The calculus for us on headcount is very simple and disciplined, with the individual districts controlling headcount decisions based on activity and investments. We make additional investments only after careful consideration and in alignment with our strategic plan.

21.How would you characterize the competitive environment this year? Do there continue to be competitors who are willing to extend unreasonably lenient terms to win business in the marketplace?

While there will always be players who try to win business by going out on a limb, it is not clear to what extent any of our major competitors are offering unreasonable terms. The marketplace is and will continue to be highly competitive even without those players. In any event, we believe that no one controls market share, despite the pace of M&A activity in 2015. That leaves a lot of room for growth. Also, history has taught us that consolidation often leads to dissatisfaction among the customers of the consolidating companies. When that happens, it presents opportunities for us.

22.Looking out 2-3 years, what geographies are you most excited about? Which geographies do you see as presenting the biggest risks to your growth? In this context, where are you investing most heavily?

We’re focused on all of our geographies, but two in particular are especially compelling right now and are getting a lot of our attention. The first is China. Although growth in China may be slowing, it’s still the second largest economy in the world. It has massive infrastructure and is an enormous manufacturer. It will likely be quite some time before any of the other Asian nations can compete with China in terms of scale. In addition, it has a very large and rapidly growing middle class that has discretionary funds to spend and an appetite for goods from outside of China. That creates opportunities beyond the export market. We think there is tremendous opportunity to generate business within the growing Chinese import business.

The second geography getting our particular attention is Europe. The economic growth rate throughout Europe has been uneven and the European region is already served by several very large and highly capable logistics companies. But like China, Europe is a very large market with tremendous opportunities for growth. The nations of Europe are doing business with each other, as well as with the rest of the world. We believe there are opportunities to grow market share not for the sake of growing market share, but to pick up good profitable business that fits in the Expeditors model. Our intention is to gain business in this geography. We also think that it’s important for us to have a stronger presence in Europe because many European customers control business elsewhere. Relationships with these customers facilitates securing business in other parts of the world.

23.What emerging technologies are most promising to you in the forwarding space?

Two of the technologies that we believe will continue to gain traction in the logistics space include sensors (Internet of Things - allowing automated tracking of cargo) and optimization software. We have invested in both of these technologies and are working to further integrate the use of these items in our supply chain offerings.

24.In your Q1 earnings release, Mr. Powell said, for the second consecutive quarter, we are “aware of the uncertainties and challenges with the global economy and global trade and how they may continue to impact the comparisons to our 2015 financial results.” Does this mean you expect 2016 EPS to be below 2015?

We mean exactly what we say. We believe it is important for investors to understand that the operating conditions in 2016 are very different from those in 2015. The first half of 2015 was unusual in that we benefited to an unknown degree by the port slowdowns on the U.S. West Coast, which contributed to record results in 2015 for our company - the best in our history. By any standards, that would make 2016 a year of tough comparability. That was followed by a slowdown in volumes in the second half of the year, and that slowdown has continued into 2016. Given the ongoing sluggishness of global trade, carrier overcapacity, and pressure on pricing, we have our work cut out for us for the remainder of 2016. But we have seen challenging conditions before and none of this changes our focus and commitment to securing new business and growing market share.

25.If you were a private company and didn’t have to worry about how your 2016 financial results compared to your 2015 financial results, what would you do differently? If you wouldn’t do anything differently, what’s the point of Mr. Powell’s statement?

As stated in our answer to the question directly above: we are experiencing a very different operating environment thus far in 2016 relative to 2015. Our statements about these challenges are simply meant to help people appreciate the difference in conditions under which we’re operating in 2016 versus 2015, and the stiff comparisons against which we’re being judged.

26.Why did your operating margin fall so much in Q1? Was the poor expense management due to “uncertainties and challenges with the global economy and global trade”?

We do not believe we demonstrated poor expense management. We also do not subscribe to the suggestion or implication that our margins could have been better had we not added headcount in areas where we believe we have opportunities to continue to grow our market share with profitable business. We have added people where we believe that will be the case, according to the strategy that we laid out over a year ago.

27.The last time your operating margin was below 30% was Q2 2014, and Mr. Musser said at the time “we will be actively addressing the factors that contributed to this shortfall”. This quarter, Mr. Musser made no such comment. What should we read into that?

The timing in question refers to a stretch when we had recorded three consecutive quarters of operating income below 30%. While our goal is to keep that number above 30%, we don’t view a single quarter as a cause for concern.

28.Your headcount increased by 4%, while airfreight volumes fell by 9% and ocean freight by 3%. Is the employee growth in back-office and support positions?

We refer to a similar question 9, in which we said that we manage for growth over the long-term, not based on quarter-to-quarter fluctuations in business. Our focus has been to not only execute against current market conditions, but also to develop and right-size our organization to capitalize on the particular areas of growth that we outlined in our strategic initiatives. Over time, we’ve been very successful at growing our business deliberately and organically by investing in our people, processes and systems. Also, it’s important to remember that a significant portion of compensation is variable due to our commission and bonus structure, which incentivizes those with hiring authority to keep overall payroll costs aligned with operating income.

29.For the past two quarters, your airfreight volumes have fallen more than the industry. Are other freight forwarders offering terms that you’re unwilling to match?

Many of our large airfreight customers are high-tech suppliers who have seen a bigger decline in their volumes than have others, but we do not believe we are losing share with those customers. In addition, the West Coast port slowdown a year ago distorts comparisons. It’s not that we’ve lost market share; we picked up temporary market share during the port slow down and that temporary business has not returned to the market.

30.Your stock underperformed the S&P 500 by at least 10% in each year from 2011-2014. In 2015, your stock was 1% ahead of the S&P 500. From your conversations with investors since becoming CEO, what caused the stock to perform so poorly over the past five years? Why could the next five years be better?

We try to avoid speculative discussions of valuation to focus on the things that we can control. However, we recognize that our 5-year performance was not up to historical standards and two years ago we initiated a strategic review that led to the current strategic plan. Operating performance in 2015 was the best in the company’s history. In addition, in 2014-15 we bought back nearly $1.2 billion in stock. We’ve also increased our dividend every year for more than 20 years and paid out more than $135 million in dividends just last year alone. Regarding the next five years, we will continue to diligently apply our strategic plan, which supports the growth of our business. We continue to believe that we can gain market share, even in a down market, because we handle less than five percent of the market in most areas where we offer services.

31.What preparations if any are you/customers making ahead of the proposed implementation of SOLAS?

We have planned a series of educational seminars and operational training events for our customers. Also, see our response to question 11 on SOLAS above.

32.Your share repurchase activity has averaged ~$350 million annually over the past 6 years. Your net cash flow (FCF less dividends) has averaged over $250 million over the same period. Should investors assume annual share repurchase activity going forward to be your annual net cash flow, at a minimum? What would cause your annual share repurchase activity to fall below your annual net cash flow?

Our current thinking on capital allocation includes reinvesting in the business where opportunities present themselves; using cash to manage and run our daily business (instead of levering ourselves up with loans and debt); making semi-annual dividend payments; and returning cash to our shareholders using stock repurchases. Under this methodology, we fully expect to continue to return cash to our shareholders, but the amount of share repurchases will continue to vary depending on the opportunities in our business.

33.Is it your opinion that global trade growth will grow much more in line with global GDP growth moving forward than during 1980-2010? If not, what can you point to as sources of global trade growth growing in excess of GDP growth? If so, from whom do you expect to take share (e.g., large integrated forwarders, small individual brokers, carriers) in order to achieve your net revenue growth target of 10%+, in the event global trade growth remains stuck in a low-single-digit pace?

A factor in our rate of growth will always be tied to global trade. While our goal of low-double-digit growth has always been a long-term goal for growth, it’s certainly not focused on an individual quarter. Changes in global trade - both increases and decreases - have an impact on our ability to grow. Fortunately, we service less than 5% of the market in areas where we operate, leaving abundant room for growth and expansion.

34.Salaries & Related Costs growth in 1Q16 (+2% yoy) outpaced net revenue growth (-2% yoy), after lagging net revenue growth over the past 8 quarters. To what is this attributed? Is it simply a function of how the model works during period of down net revenue growth (i.e., 2012)?

Yes, that is how the math of the model works, but managing salaries and related costs and headcount is much more complicated, as the majority of our investments is made in our people. These investments are long-term and closely aligned with our strategic initiatives. As we noted in our response to question 10 above, we believe that our compensation program is an excellent regulator of costs. It’s self-regulating on costs by design. At the same time, our districts are incentivized to invest in areas of opportunity.

35.On a related note, profit/employee fell -15% yoy in 1Q16, and fell for the first time since 2012. Is this a normal function of negative operating leverage (given negative volume and net revenue growth)? Can this be responded to - in other words, can you continue to drive profit/employee higher in a flat/down net revenue growth environment? Or to drive to productivity gains, do you require positive net revenue growth?

We measure our performance with several different measurements, including per-employee performance at each district over several different time periods. We always focus on driving efficiency. Our profit per employee is directly impacted by our buy and sell rates and in both cases we will see periods where profit per employee increases and decreases, depending on fluctuation in rates.

36.Europe/Africa and Middle East/India headcount growth materially outstripped your more mature region? Is there a positive or negative mix shift to overall EBIT margin from the growth in these smaller/emerging markets?

We don’t operate those regions any differently than other regions. Our investments in each district is based on our strategic plan and the opportunities we see over the long-term.

37.It appears Europe’s revenue and profit per employee has fallen steadily in recent years. What can be done to improve productivity in the region? At what stage would you describe your strategic growth initiative in Europe to be? Is there confidence that productivity metrics in Europe can return to ~2010 peak levels?

There are multiple reasons for the decline, including the effects of foreign currency exchange rates. However, we believe that the plans we have in place as a result of implementing our strategic initiatives will yield positive results over the long-term. We've spent the better part of the last 18 months driving infrastructure changes in the European Region and are now shifting to sales and execution.

38.Although volumes were consistently negative in each month of Q1 - except for the rebound in Ocean in March - management took the decision to increase headcount (both sequentially and Y/Y). This was particularly noticeable in the USA operating region, where net revenue was roughly flat - a good performance given soft market conditions, and tough comps - but OpEx (roughly 80% of which is compensation) increased sharply. Some analysts have dismissed this blithely as "negative operating leverage." What was the rationale for adding headcount and compensation expense, especially in the US, despite declining volumes? How should we understand this in the context of productivity (e.g., files handled per employee)?

Our approach to adding headcount and compensation expense in the U.S. is no different than any other region. As we have discussed in our responses to several different questions, these decisions are made by our District Managers based on current operations and investments made to support our strategic initiatives. We monitor several different productivity measurements over different time periods, but one of the primary measures is operating income divided by net revenue. This is a comprehensive efficiency measurement that captures our ability to convert a dollar of net revenue into operating income.

39.    Jeff and Brad both alluded to maintaining or even gaining market share in the quarter, but some analysts covering Expeditors have pointed to various facts (e.g., freight volume indices, competitors' reported volume results, competitors assessment of market volumes, etc) that suggest Expeditors probably lost share from a volume perspective in Q1. What facts can management share that supports its expressed view that Expeditors gained or maintained share? If In fact Expeditors lost share, to what factors does management attribute the loss?

In our May 3, 2016 press release we stated that in Q1 2016 we worked with carriers to adjust pricing in air and ocean markets with excess capacity to maintain and grow profitable market share. In general, our comments on gaining or losing market share are based on our knowledge of net new business that we have won or lost from new and existing customers, as well as our knowledge of changes in the markets. In our response to question 29 above, we noted that many of our large airfreight customers are high-tech suppliers who have seen a bigger decline in their volumes than others have, but we do not believe we are losing share with those customers. We also commented that the West Coast port slowdown a year ago distorts comparisons. It’s not that we’ve lost market share; we picked up temporary market share during the port slow down and that temporary business has not returned to the market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 20, 2016	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

May 20, 2016	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer